                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         This Agreement ("Agreement") is made and entered into effective the 1st day of March, 1999, by and between Park `N View, Inc., a Delaware corporation (the "Company") and Robert P. May (the "Executive").

         WHEREAS, the Company is engaged in the business of developing and providing telecommunications, data transmission, internet, cable television and other services to truckstops, truckdrivers and truck fleet owners; and

         WHEREAS, the Executive desires to be employed by the Company in a position of trust and confidence; and

         WHEREAS, the Executive acknowledges that this Agreement and the benefits described herein are valuable consideration to which he is not otherwise entitled.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

         1. Term of Agreement. The term of this Agreement shall commence as of the date and year first above written (the "Effective Date") and shall remain in effect for the duration of the Executive's employment with the Company (hereinafter "Term of Agreement"). The Executive's employment with the Company and the Term of Agreement shall continue until terminated with or without cause by either party immediately upon giving the other party written notice thereof, or upon verbal notice confirmed thereafter in writing. Nothing herein shall be understood as modifying or otherwise altering the Executive's at-will relationship or in any other way creating a contract of employment with the Executive for any stated term.

         2. Position and Responsibilities. The Executive shall be employed as Chief Executive Officer of the Company and shall be nominated to serve as member of the Board of Directors of the Company (the "Board"). The Executive agrees that the performance of the obligations of his position shall include, without limitation, direction of the day-to-day operations of the Company as well as the performance of those duties and responsibilities, commensurate with Executive's position as Chief Executive Officer, as the Board shall from time to time delegate to Executive on such terms and conditions, and subject to such restrictions, as the Board reasonably may from time to time impose. While so employed, the Executive agrees to devote his full working time and attention to carrying out his duties and responsibilities under this Agreement and shall use his best efforts, skills and abilities to further the interests of the Company. While employed by the Company, the Executive may not work for any other entity, in any capacity, without the prior express written consent of the Company. The Executive agrees to comply with all policies, standards and regulations of the Company now existing or hereafter promulgated.

         3.       Compensation and Related Matters.

                  (a) Salary. During the Term of Agreement, the Company shall pay to the Executive a salary at a rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per annum in equal installments on the fifteenth and last day of each month in arrears. This salary may be increased from time to time by the Company in accordance with normal business practices of the Company. The Compensation Committee of the Board shall review the Executive's salary and bonus compensation on an annual basis.

                  (b) Bonus. For each fiscal year during the Term of Agreement, the Executive shall be eligible for an incentive bonus for such fiscal year (a "Bonus") upon satisfaction (as determined by the Compensation Committee of the Board in its discretion) of the goals and objectives specified by the Board for this purpose pursuant to Section 3(c). The Executive's Bonus shall be targeted at fifty percent (50%) of his Base Salary (as defined in Section 4(f) below) but may be increased or decreased by the Compensation Committee based upon Executive's achievements relative to the established goals and objectives. For the period beginning on the Effective Date and ending June 30, 1999, the Executive shall be eligible for such Bonus as may be recommended by the Compensation Committee of the Board and approved by the Board.

                  (c) Periodic Reviews. Within ninety (90) days of the Effective Date, the Board shall meet with the Executive to set goals and objectives for the Executive's performance under this Agreement, including for the remainder of the fiscal year ending June 30, 1999. Thereafter, the Board shall conduct annual performance reviews with Executive, to be scheduled within thirty (30) days of the Company's receipt of audited fiscal year end financial statements, to set goals and objectives for the performance of the Executive under this Agreement for the ensuing fiscal year.

                  (d) Stock Options. The Company shall grant a nonqualified stock option to the Executive substantially in the form of the nonqualified stock option award agreement of even date herewith.

                  (e) Temporary Living and Moving Expenses. The parties acknowledge that the Executive may continue to maintain his home and family in New York for some time after the Executive commences performance under this Agreement; however, he shall relocate to South Florida no later than September 1, 2000. To assist the Executive with this transition, the Company shall reimburse the Executive for reasonable temporary living expenses for the Executive in Florida for up to six (6) months after the Effective Date, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the

Company and do not exceed, on average, $3,500 per month. The Company shall also reimburse the Executive for air travel to visit his family in New York during the period, up to six (6) months, that the Executive maintains his home in New York. Upon relocation, the Company will reimburse the Executive for reasonable moving expenses, closing costs on the sale of Executive's home in New York, and closing costs associated with the purchase of a home in South Florida. All such reimbursements shall be grossed up as necessary to compensate the Executive for any adverse tax consequence to the Executive.

                  (f) Business Expenses. During the Term of Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in performing services hereunder, including travel expenses while away from home on business, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (g) Split Dollar Life Insurance Arrangement. During the Term of Agreement, the Company shall make premium payments of up to $2,083.33 per month under the split dollar insurance policy maintained by Executive.

                  (h) Stock Purchase. The Executive shall purchase 23,000 shares of Series C 7% Cumulative Convertible Preferred Stock of the Company (the "Shares") at $8.00 per share for an aggregate purchase price of $184,000. Executive shall pay the purchase price for the Shares as follows: (i) $92,000 pursuant to a full recourse promissory note, having a term of four (4) years, bearing interest at the rate of 6% per annum compounded annually, allowing for prepayment without penalty and requiring payment of the full principal balance and all accrued interest in one lump sum on the last day of such four (4) year term; and (ii) $92,000 pursuant to monthly payments by Executive to the Company of $13,000 at the end of each month for the first seven (7) months of the Term of Agreement with a final payment of $1,000 at the end of the eighth month. If Executive's employment is terminated for any reason prior to payment in full of amounts due to the Company pursuant to Section 3(h)(ii) above, Executive shall pay the outstanding balance to the Company within thirty (30) days of termination.

                  (i) Vacation. The Executive shall be entitled to up to twenty (20) business days paid vacation in each full calendar year and accrued in accordance with Company policy. Any vacation days accrued, but not used, in any calendar year shall be forfeited without payment therefor. The Executive shall be entitled to a pro rata portion of his vacation entitlement for the calendar year 1999.

                  (j) Deferred Compensation Plan. The Company shall establish and maintain a nonqualified deferred compensation plan pursuant which Executive may elect to defer amounts in excess of his permissible contributions to the Company's 401(k) plan.

                  (k) Life Insurance. Within sixty (60) days of the Effective Date, the Company shall purchase a life insurance policy on the life of the Executive with benefits payable to the Company. The Company shall pay for a physical examination of the Executive in connection with this policy.

                  (l) Other Benefits. The Executive shall be eligible to participate in the Company's retirement and welfare benefit plans under the terms and conditions established by the applicable plan documents.

         4.       Payment to the Executive Upon Termination of Employment.

                  (a) Termination With and Without Cause. The Company shall have the right to terminate the Executive's employment at any time with Cause (as defined in Section 4(f) below) or without Cause (as defined in Section 4(f) below).

                  (b) Termination without Cause - General. If the Company terminates the employment of the Executive without Cause (as defined in Section 4(f) below) other than as described in subsection (c) below, the Term of Agreement shall terminate immediately thereafter and:

                           (i)      the Company shall pay the Executive the
portion of his Base Salary (as defined in Section 4(f) below) in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination;

                           (ii)     the Company shall pay the Executive for any
accrued but unused vacation;

                           (iii)    subject to Section 5, the Company shall pay
the Executive, at the end of each month for the first six (6) months following the date on which the Executive executes the release described in Section 5 below (the "Release Date"), an amount equal to one-twelfth (1/12) of his Base Salary (as defined in Section 4(f) below), provided, however, nothing herein shall be construed to entitle the Executive to more than one payment pursuant to Sections 4(b)(iii) and 4(c)(iii); and

                           (iv)     subject to Section 5, the Company shall make
premium payments of up to $2,083.33 per month, under the split dollar insurance policy maintained by Executive, for the first six (6) months following the Release Date.

                  (c) Termination Without Cause - Change in Control. If the Company terminates the employment of the Executive without Cause (as defined in Section 4(f) below) within eighteen (18) months following a Change of Control (as defined in Section 4(f) below), the Term of Agreement shall terminate immediately thereafter and:

                           (i)      the Company shall pay the Executive the
portion of his Base Salary (as defined in Section 4(f) below) in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination;

                           (ii)     the Company shall pay the Executive for any
accrued but unused vacation;

                           (iii)    subject to Section 5, the Company shall pay
the Executive, at the end of each month for the first eighteen (18) months following the Release Date, an amount equal to one-twelfth (1/12) of his Base Salary (as defined in Section 4(f) below), and, on the first regularly-scheduled payroll date following the Release Date, an amount equal to any bonus paid to the Executive in the previous year; provided, however, nothing herein shall be construed to entitle the Executive to more than one payment pursuant to Sections 4(b)(iii) and 4(c)(iii); and

                           (iv)     subject to Section 5, the Company shall make
premium payments of up to $2,083.33 per month, under the split dollar insurance policy maintained by Executive, for the first eighteen (18) months following the Release Date.

                  (d) Termination for Death, Retirement or Disability. If the Executive's employment is terminated by the death, Disability or Retirement (as hereinafter defined) of the Executive, the Term of Agreement shall terminate immediately thereafter and the Company shall pay the Executive or his beneficiary such compensation as is set forth in Sections 4(b)(i) and 4(b)(ii) herein. In addition, in the event the Executive's employment is terminated by the death or Disability of the Executive, the Company shall pay the Executive or his beneficiary an amount equal to the Bonus paid to the Executive in the preceding fiscal year, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination by death or Disability and the denominator of which is 365.

                  (e) Voluntary Termination by the Executive or Termination for Cause. If the Executive voluntarily terminates his employment and this Agreement, or the Company terminates the Executive's employment for Cause (as defined in Section 4(f) below), the Term of Agreement shall terminate immediately thereafter and the Company shall pay the Executive or his beneficiary such compensation as is set forth in Sections 4(b)(i) and 4(b)(ii) herein.

                  (f)      Definitions.

                           (i)      Base Salary. For purposes of this Agreement,
the term "Base Salary" shall mean the Executive's annualized rate of base pay, excluding bonuses, stock options or any other sums.

                           (ii)     Cause. For purposes of this Agreement, the
term "Cause" shall be limited to the following events: (i) theft, embezzlement or other similar act by the Executive of any tangible or intangible asset of the

Company or any customer, supplier or investor of the Company if, in the good faith determination of the Board, such act causes or is likely to cause material damage to the business or reputation of the Company; (ii) commission of any other criminal act by the Executive (whether or not the Executive is prosecuted and convicted) if, in the good faith determination of the Board, such act causes or is likely to cause material damage to the business or reputation of the Company; or (iii) willful failure by the Executive to follow the instructions of the Board, to the extent such instructions are reasonably related to the business of the Company, are given in good faith to promote the interest of the Company, would not require the Executive to commit any illegal act and are not given to provide the Company with cause for terminating the Executive, and if such failure has continued for thirty (30) days after Executive has been notified in writing by the Company of the nature of Executive's failure to follow such instructions. This definition of Cause shall not create in the Executive any right to employment or cause of action on account of termination of the Executive's employment with the Company without Cause.

                           (iii)    Change in Control. For purposes of this
Agreement, the term "Change in Control" shall be deemed to have occurred if:

                                    (i)      Tender Offer or Acquisition. Any
"person" as defined in section 3(a)(9) of the Securities Exchange Act of 1934 (the "Act"), including a "group" (as that term is used in sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Company and any employee benefit plan sponsored or maintained by the Company, including any trustee of such plan acting as trustee, who:

                                            (A)      makes a tender or exchange
offer for any shares of the Company's stock pursuant to which at least fifty percent (50%) of the Company's stock is purchased; or

                                            (B)      together with its
"affiliates" and "associates" (as those terms are defined in Rule 12b-2 under the Act) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Act) of at least fifty percent (50%) of the Company's stock; or

                                    (ii)     Merger or Consolidation. The
happening of any one (1) of the following events: (i) the dissolution or liquidation of the Company; (ii) a reorganization, recapitalization, merger or consolidation involving the Company, unless (A) the transaction involves only the Company and one or more of the Company's parent corporation and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or
(B) the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction; (iii) the sale of all or substantially all of the assets of the Company to another company, person or business entity; or (iv) an acquisition of Company stock, unless the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the acquisition have the power to elect a majority of the board of directors of the Company immediately following the transaction.

                           (iv)     Disability. For purposes of this Agreement,
the Executive's employment with the Company shall be deemed to have terminated on account of "Disability" on the date on which the Executive is eligible to receive, and commences receipt of, benefits under the Company's program of long-term disability insurance.

                           (v)      Retirement. For purposes of this Agreement,
the term "Retirement" means the Executive's election to separate from service with the Company upon or after having attained the normal retirement age specified in the Company's tax-qualified retirement plan.

         5. Condition on Payment of Benefits: The Executive agrees that he shall be entitled to payments and benefits under the terms of Sections 4(b)(iii), 4(b)(iv), 4(c)(iii) and 4(c)(iv) above, as applicable, only if he executes a complete and general release in a form substantially comparable to the release set forth in Exhibit A hereto and incorporated herein by reference or in such other form as is determined to be necessary or desirable by the Company in its discretion, which release shall at least contain a release by the Executive and any beneficiary of the Executive entitled to receive all or any portion of the benefits specified in such Sections of any claims arising from the Executive's employment or associations with the Company or otherwise existing against the Company and its officers, directors, agents, employees, shareholders, and representatives at the time of execution of the release. Notwithstanding any other provision set forth herein, if the Executive elects not to execute such a general release, then the Executive's benefits under Sections 4(b)(iii) and 4(c)(iii) above, as applicable, shall consist solely of an amount equal to one-twelfth (1/12) of the Executive's Base Salary (excluding commissions) in effect at the time of the termination.

         6.       Representations.

                  (a) The Executive warrants and represents that the Executive's performance of all of the terms of this Agreement and as an employee does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents that the Executive has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

                  (b) The Executive warrants and represents that the Executive has not brought and will not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy of such authorization.

                  (c) The Executive understands that during the Executive's employment for the Company the Executive is not to breach any obligation of confidentiality that the Executive has to a former employer or any other person or entity.

         7. Other Agreements. This Agreement supersedes all prior agreements and understandings, oral or written, between the Company and the Executive with respect to the subject matter hereof.

         8. Amendment. No change, modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.

         9. Assignment. The Company shall have the right to assign this contract to a successor or surviving entity, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. The Executive's obligations under this Agreement shall not be transferable by assignment or otherwise by the Executive and any attempt to do any of the foregoing shall be null and void.

         10. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of law provisions.

         12. Venue. Any litigation under this Agreement may be brought by the Company in the State of Florida, notwithstanding that the Executive is not at that time a resident of the State of Florida and cannot be served process within that state. The Executive hereby irrevocably consents to the jurisdiction of the courts of Florida (whether federal or state courts) over his or her person.

         13. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, assigns and successors in interest.

         14. Withholding of Taxes. The Company may withhold from any payments made under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

         15. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed interpretation of this Agreement.

         16. Representation. The Executive represents and warrants that the performance of the Executive's duties under this Agreement, and the execution of this Agreement by him, will not violate any agreement between the Executive and any other person, firm, partnership, Company or any other organization. The Executive represents and warrants that he has consulted with and received advice from his own counsel in electing to enter into this Agreement.

         17. Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

         If to the Company:

                  11711 NW 39th Street
                  Coral Springs, Florida 33065

         If to the Executive:

                  to Executive's last known address as shown on the Company's records.

         18. Survival. The Executive and the Company agree that the provisions of Sections 4-18 herein shall survive the termination of this Agreement and the termination of the Executive's employment hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                            THE EXECUTIVE:

                                            ROBERT P. MAY


                                            /s/ Robert P. May          (Seal)
                                            ---------------------------

                                            THE COMPANY:

                                            PARK `N VIEW, INC.


                                            By: /s/ Ian Williams
                                               ------------------------
                                            Ian Williams

                                    EXHIBIT A
                             T0 EMPLOYMENT AGREEMENT

              CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

         This Confidential Settlement Agreement and General Release is entered into by and between Robert May, a resident of ______________ , _____________ (the "Executive") and Park `N View, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Executive was employed by the Company from March 1, 1999 until _______________;

         WHEREAS, Executive's employment with the Company terminated on ___________;

         WHEREAS, the parties desire to set forth the terms and conditions of Executive's separation from the Company; and

         WHEREAS, the parties desire to settle fully, finally and on a confidential basis all matters in dispute between them and relating to the employment and termination of Executive, without any admission of liability.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained in this Agreement, and other valuable consideration to which Executive is not otherwise entitled, the receipt and sufficiency of which is hereby acknowledged, it is agreed by the parties as follows:

         1. Termination of Employment. Executive agrees that his employment with the Company ended or will end on ______________ (the "Termination Date"), and waives all rights to reemployment or reinstatement from or after that date.

         2. Consideration. Once this Agreement is executed by Executive, returned to the Company and becomes effective, and subject to the restrictions set forth in Section 8 of this Agreement, the Company shall pay the Executive in exchange for this release [insert description of specific payments and/or benefits to be provided]. All payments will be made less all FICA and other required withholdings. Executive warrants that all monies and/or benefits payable under this Agreement are monies and/or benefits to which Executive is not otherwise entitled.

         3. No Other Entitlements. Except for the compensation and monies expressly set forth in Section 2 above, Executive acknowledges that he is not entitled to any other compensation, monies or benefits from the Company, and Executive hereby releases the Company of and from any obligations to make any other payment or provide any other benefit, and Executive waives all rights to said payments or benefits.

         4. Relationship to Other Agreements. Executive will adhere to and honor all obligations to the Company set forth in that certain Confidentiality Agreement dated March 1, 1999. Executive warrants that the Company has satisfied in full all of its obligations set forth in the Employment Agreement dated March 1, 1999 and that the Company has no further obligations thereunder.

         5. Confidentiality. Except with the Company's express prior written consent or as required by law, Executive shall keep any information relating to the negotiations leading up to this Agreement, the terms of this Agreement, and the existence of this Agreement strictly confidential, and shall not disclose this information to any person other than Executive's immediate family and legal and financial advisors who will agree to keep such matters confidential.

         6.       Covenant Not to Sue and Release.

                  (a) Executive agrees that he will not file any claims, complaints, charges or lawsuits against the Released Parties (as defined below) about anything which has occurred up to and including the date he executes this Agreement. In addition, except for any vested tax-qualified retirement plan benefits Executive may have (which are not released by this Agreement) and in further consideration of the benefits the Company has agreed to provide Executive hereunder, Executive, for himself and on behalf of his heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, together with all present and former agents, shareholders, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them (hereinafter collectively referred to as the "Released Parties"), from any and all charges, complaints, claims, lawsuits, defenses, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown (hereinafter "Claim" or "Claims"), which Executive now has, has had, or may hereafter claim to have had against each or any of the Released Parties for personal injuries, back pay, losses or damage to real or personal property, economic loss or damage of any kind, breach of contract (express or implied), defamation, breach of any covenant of good faith (express or implied), tortious interference with contract, wrongful termination, business or personal tort, misrepresentation, or any other losses or expenses of any kind (whether arising in tort, contract or by statute) resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred. Executive understands that by signing this Agreement and accepting the consideration hereunder, he is waiving any right to pursue any claim against any of the Released Parties in any state or federal court or before any state or federal agency including, for example, the Equal Employment Opportunity Commission or the Department of Labor, for back pay, severance pay, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Executive or his property resulting from any claimed violation of state or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Equal Pay Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Family and Medical Leave Act of 1993, and claims under any other federal, state and local laws. This Agreement does not, however, waive rights or claims that may arise after the date Executive signs it below.

                  (b) Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Released Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.

                  (c) Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

                  (d) Executive agrees to execute at the Company's request, such additional waivers, releases, indemnities or other instruments as the Company shall deem necessary to effectuate the intent of this Section.

                  (e) Executive specifically agrees that if he files or asserts any claim against the Released Parties for anything either occurring before or existing as of the date of execution of this Agreement, for any reason other than claims for vested pension benefits or for the Company's violation of this Agreement, Executive will repay all compensation and monies Executive has received pursuant to this Agreement.

         7.       Representations and Indemnification.

                  (a) Executive represents that, as of the date of execution of this Agreement, he has not filed with any agency or court any complaints or lawsuits against any of the Released Parties.

                  (b) Executive agrees that he will not, directly or indirectly, institute, be a party to, or participate in, any action, lawsuit or administrative proceeding against any of the Released Parties, arising from any claim of any type or nature either occurring before or existing as of the date of execution of this Agreement.

                  (c) Executive agrees to indemnify the Released Parties from all claims, including all attorneys' fees, costs and expenses arising out of his breach of this Agreement or any misrepresentation of fact made by Executive which is contained in or made the basis of this Agreement.

         8. Nondisparagement. Executive understands that his entitlement to the payments agreed to above in Section 2 are conditioned on Executive's continued support of the Company. The Company and the Employee each agree not to contact or communicate with any media, nor will the Company (except in the ordinary course of business) or the Employee contact any of the Company's employees (former or current), regarding the Employee's employment or separation from the Company. Furthermore, the Company and the Executive each agree not to make any oral or written statement or take any other action which (i) disparages or criticizes the other or, in the case of statements by the Employee, the Company's employees, agents, directors, representatives or officers, including their management or practices, (ii) damages the good reputation of the other, or
(iii) in the case of statements by the Employee, impairs the Company's normal operations.

         9. Cooperation. Executive agrees to reasonably cooperate with the Company at a mutually convenient time and place, in assisting in the defense of any existing or future charges, claims, demands, complaints or lawsuits filed against the Company, any of its related companies or subsidiaries or parent company, that involve facts or decisions in which Executive had input or knowledge.

         10. Return of Company Property. Prior to any payment becoming due under this Agreement, Executive will return all property of the Company, including, without limitation, all reports, files, memoranda, records, software, credit cards, card-key passes, door, file, vehicle and other keys, computers, computer access codes, disks and instructional manuals, calculators and other physical or personal property which have been provided for his use in connection with his employment with the Company or he has in his possession, control or custody.

         11. Notice to Consult with an Attorney. Executive is advised by the Company that this Agreement affects important rights, and includes a release of any and all claims arising out of any alleged violation of Executive's rights while employed with the Company, including, but not limited to, any claims Executive may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621, et seq. Because this Agreement affects important rights, Executive is advised to consult with an attorney prior to executing this Agreement.

         12.      Time for Review. Executive is advised that he has twenty-one
(21) days [or 45 days, as applicable] to fully review and consider whether or not he wishes to agree to all the terms and conditions of this Agreement and to advise the Company of the same. Executive is advised that should Executive wish to enter into this Agreement, the Agreement may not be executed until the Termination Date.

         13. Revocation. Executive is advised that should he sign this Agreement, accepting its terms and conditions, he will have a period of seven
(7) days from the date of his acceptance to change his mind and revoke this Agreement. If Executive decides to revoke this Agreement, then he should give written notice to the Company. The other terms and conditions contained herein will not be enforceable by the parties hereto until the expiration of this seven
(7) day period.

         14. No Admission of Liability or Wrongdoing. This Agreement will not be used or construed by any person or entity as an admission of liability or finding that Executive's rights were in any way violated by the Company and this Agreement may not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing on the part of the Company. Executive understands and agrees that the consideration received herein is accepted by him as full and complete settlement and compromise of any and all claims, asserted or unasserted, and the payment of such consideration is not an admission of liability by the Company.

         15. Entire Agreement. This Agreement contains and comprises the entire agreement, and understanding of the parties with respect to the subject matter, and there are no agreements or understandings other than those contained herein. Further, this Agreement is intended to be a binding contract among the parties hereto and shall not be modified, except by writing and signed by both Executive and the Company.

         16. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

         17. Successors. This Agreement shall be binding upon and inure to the benefit of Executive, his assigns, heirs, executors, administrators, representatives, as well as the predecessors, successors, purchasers and assigns of the Company. Executive may not assign any of his rights or delegate any of his duties under the Agreement.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of law provisions.

         19. Venue. Any litigation under this Agreement may be brought by the Company in the State of Florida, notwithstanding that the Executive is not at that time a resident of the State of Florida and cannot be served process within that state. The Executive hereby irrevocably consents to the jurisdiction of the courts of Florida (whether federal or state courts) over his or her person.

         20. KNOWING AND VOLUNTARY AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE FULLY AND COMPLETELY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND HAS VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS, INCLUDING ALL

RELEASES OF CLAIMS EXECUTIVE MAY HAVE AGAINST THE COMPANY, IN EXCHANGE FOR VALUABLE CONSIDERATION THAT EXECUTIVE IS NOT OTHERWISE ENTITLED TO RECEIVE.

         IN WITNESS WHEREOF, the parties have hereto executed this Confidential Settlement Agreement and General Release, this the _____ day of__________.


                                              The Executive:



                                                                          (SEAL)
                                              ----------------------------


                                              The Company:

                                              PARK `N VIEW, INC.

                                              By:
                                                 -------------------------